Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the prospectus constituting a part of this Registration Statement on Form S-1 of our report dated March 11, 2026, which includes an explanatory paragraph relating to Hadron Energy Operating Company, Inc.’s (f/k/a Hadron Energy, Inc.) ability to continue as a going concern, relating to the financial statements of Hadron Energy Operating Company, Inc. (f/k/a Hadron Energy, Inc.) as of December 31, 2025 and 2024, and for the year ended December 31, 2025 and for the period from July 8, 2024 (inception) to December 31, 2024, which is contained in that prospectus. We also consent to the reference to us under the caption “Experts” in the prospectus.

/s/ WithumSmith+Brown, PC

San Francisco, California

June 12, 2026